EXHIBIT 6.3

FORM OF asset management agreement

This Asset Management Agreement (“Agreement”), dated as of [_________ __], 20[__], is entered into by and between Cottonwood Multifamily Development REIT I, Inc., a Maryland corporation (the “Company”) and Cottonwood Capital Property Management II, LLC, a Delaware limited liability company (the “Asset Manager”).

WITNESSETH

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Asset Manager and to have the Asset Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board; and

WHEREAS, the Asset Manager is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions. Defined terms shall have the meaning set forth below.

“Affiliate or Affiliated” shall mean as to any individual, corporation, partnership, limited liability company, trust or other association (i) any person or entity directly or indirectly, through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity, directly or indirectly owning or controlling 10% or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, member, or trustee of such person or entity; (iv) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, member, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity. For purpose of this Agreement, the term "person" shall include any natural persons, partnership, corporation, trust, limited liability company, association or other entity.

“Agreement” shall mean this Asset Management Agreement between the Company and the Asset Manager, as amended from time to time.

“Articles of Incorporation” shall mean the charter of the Company, as amended or restated from time to time.

“Asset Management Fee” shall have the meaning set forth in Section 7.

“Asset Manager” shall mean Cottonwood Capital Property Management II, LLC, a Delaware limited liability company.

“Board” shall mean the Board of Directors of the Company.

“Bylaws” shall mean the bylaws of the Company, as amended from time to time.

“Company” shall mean Cottonwood Multifamily Development REIT I, Inc., a Maryland corporation.

“Director” shall mean a member of the Board.

“GAAP” shall mean generally accepted accounting principles.

“Gross Assets” shall mean (i) the gross book value of the assets of the Company until such time as the Board has established a net asset value of the Company’s assets and (ii) after the Board has established a net asset value of the Company’s assets, the gross asset value of the assets of the Company based on such net asset value determination. The Gross Assets of the Company will be determined on a quarterly basis. For avoidance of doubt, under (i) or (ii), gross book value or gross asset value (as applicable) shall be determined based on the Company’s pro rata ownership interest in the underlying real estate and other assets and liabilities, without regard to GAAP consolidation or equity method accounting principles.

“Gross Offering Proceeds” shall mean the offering proceeds received by the Company through the Offering.

“Investment” means any investment by the Company in multifamily construction and development projects and Multifamily Development Related Assets.

“Joint Venture” means a Delaware limited liability company formed by the Operating Partnership and Cottonwood Residential O.P., LP, as the members, to acquire or invest in multifamily construction and development projects and Multifamily Development Related Assets.

“Multifamily Development Related Assets” means any investments by the Company in (i) mezzanine loans or (ii) preferred equity interests, either through the Operating Partnership or through a Joint Venture.

“Offering” shall mean the offering of Shares of the Company pursuant to the Offering Statement.

“Offering Statement” shall mean the Offering Statement on Form 1-A as filed with the SEC for qualification.

“Offering Termination Date” shall mean the date on which the earliest of the following occurs: (i) the sale of $50,000,000 of Shares, or (ii) a determination by the Board to terminate the Offering.

“Operating Partnership” shall mean Cottonwood Multifamily Development REIT I O.P., LP, a Delaware limited partnership.

“REIT” shall mean a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted Federal revenue laws.

“SEC” shall mean the Securities and Exchange Commission.

“Shareholders” shall mean the registered holders of the Shares.

“Shares” shall mean shares of common stock of the Company.

“Termination Date” shall mean the date of termination of this Agreement.

2.           Appointment. The Company hereby appoints the Asset Manager to serve as its asset manager on the terms and conditions set forth in this Agreement, and the Asset Manager hereby accepts such appointment.

3.           Duties of the Asset Manager. The Asset Manager is responsible for advising the Company with respect to managing, operating, directing and supervising the operations and administration of the Company and its assets, including any assets owned by subsidiaries of the Company. The Asset Manager shall have no obligation to take any action that would require the Asset Manager to register as an investment advisor pursuant to the Investment Advisers Act of 1940. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Asset Manager shall perform the following duties:

3.1           serve as the Company’s asset manager and, when reasonably requested, provide the Board with reports in connection with the Company’s assets and investment policies;

3.2           provide, either directly or through access to the Asset Manager’s employees and contractors, the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

3.3           select, and, on behalf of the Company, engage and conduct business with such persons as the Asset Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, developers, construction companies, property owners, property managers, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Asset Manager, and persons acting in any other capacity deemed by the Asset Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

3.4           perform such due diligence and underwriting duties as reasonably required by the Board in order for the Board to make a reasonable business judgement as to the acquisition or disposition of an Investment;

3.5           monitor and evaluate the performance of the Company’s Investments, oversee the performance of the property managers for the Investments and coordinate and manage relationships between the Company and any Joint Venture partners;

3.6           provide ongoing services with respect to the management of the Company’s investments including with respect to recommendations regarding capital improvements at multifamily construction and development projects, payment and contestation of property and other taxes assessed at such projects and evaluation and recommendations regarding any insurance policies obtained by the Company or a Joint Venture (or any subsidiary thereof);

3.7           negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, or obtain loans for the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers; and provided, further, that any fees and costs payable to third parties incurred by the Asset Manager in connection with the foregoing shall be the responsibility of the Company;

3.8           from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company, as applicable, under this Agreement;

3.9           provide the Company with all necessary cash management services; and

3.10         do all things necessary to assure its ability to render the services described in this Agreement.

4.           Authority of Asset Manager.

4.1           Pursuant to the terms of this Agreement (including the restrictions included in this Section 4), and subject to the continuing and exclusive authority of the Board, the Board hereby delegates to the Asset Manager the authority to perform the services described in Section 3. The Asset Manager shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Asset Manager as it may deem appropriate. Any authority delegated by the Asset Manager to any other Person shall be subject to the limitations on the rights and powers of the Asset Manager specifically set forth in this Agreement.

4.2           Notwithstanding the foregoing, the Asset Manager may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The acquisition or disposition of any Investment, including any financing of such Investment, will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be.

5.           Records; Access. The Asset Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at anytime or from time to time during normal business hours. The Asset Manager shall at all reasonable times have access to the books and records of the Company.

6.           Limitations on Activities. Notwithstanding any other provision in this Agreement, the Asset Manager shall refrain from taking any action which, in its sole judgment made in good faith, would (i) adversely affect the status of the Company as a REIT after the Company qualifies for and has elected REIT status, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company. In the event that an action would violate (i) through (iii) of the preceding sentence but such action has been ordered by the Board, the Asset Manager shall notify the Board of the Asset Manager’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Asset Manager shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Asset Manager, its members, managers, officers, employees and stockholders, members of the board and officers of the Asset Manager’s Affiliates shall not be liable to the Company, the Board, or Shareholders of the Company for any act or omission by the Asset Manager, its officers or employees, or stockholders, board or officers of the Asset Manager’s Affiliates except as provided in Section 15 and Section 16 of this Agreement.

7.           Asset Management Fee. The Company shall pay the Asset Manager as compensation for the services described in Section 3 an Asset Management Fee in an amount equal to 0.75% per annum of the Gross Assets of the Company. The Gross Assets will be determined as of the last day of the prior month. The Asset Management Fee shall be payable monthly on the last day of such month, or the first business day following the last day of such month.

8.           Other Services. Should the Board request that the Asset Manager or any member, manager, officer or employee thereof render services for the Company other than as set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Asset Manager and the Board, and shall not be deemed to be services pursuant to the terms of this Agreement.

9.           Other Activities of the Asset Manager. Nothing herein contained shall prevent the Asset Manager from engaging in other activities, including, without limitation, the rendering of advice to other persons (including other REITs) and the management of other programs advised, sponsored or organized by the Asset Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any member, manager, officer, or employee of the Asset Manager or its Affiliates to engage in any other business or to render services of any kind to any other person. The Asset Manager may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

10.          Relationship of Asset Manager and Company. The Company and the Asset Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that Asset Manager shall act solely in the capacity of an independent contractor for the Company. Nothing in this Agreement shall cause the Asset Manager and the Company to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement.

11.          Term; Termination of Agreement. Subject to Section 12, this Agreement shall continue until December 31, 2024, which may be automatically extended for up to 4 additional 1 year periods if the term of the Company is extended as set forth in the Articles of Restatement of the Company (the “Liquidation Date”); provided, however, if the Company has listed its shares on a national exchange, over the counter exchange or the substantial equivalent thereof (as such terms are defined in the Articles of Restatement of the Company) or if the Company is involved in a merger with another entity, the Property Management Agreement shall continue until the Liquidation Date (the “Termination Date”). Notwithstanding the foregoing, the Company and the Asset Manager may extend the term of this Agreement beyond the Termination Date upon the mutual consent of the Company and the Asset Manager.

12.          Termination for Cause. This Agreement may be terminated for cause by the Company in the event fraud, willful misconduct or gross negligence of the Asset Manager, as determined by a final, non-appealable judgement of a court of competent jurisdiction. This Agreement may be terminated for cause by the Asset Manager in the event that the Company becomes subject to regulation under the Investment Company Act.

13.          Assignment to an Affiliate. This Agreement may be assigned by the Asset Manager to an Affiliate with the approval of the Board. The Asset Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Asset Manager, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement.

14.          Payments to And Duties of Asset Manager Upon Termination.

14.1         After the Termination Date (unless this Agreement is extended as set forth in Section 12), the Asset Manager shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all earned but unpaid fees payable to the Asset Manager prior to termination of this Agreement.

14.2       The Asset Manager shall promptly upon termination, but in no event earlier than 30 days following termination:

14.2.1           pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation to which it is then entitled;

14.2.2           deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

14.2.3           deliver to the Board all assets, including Investments, and documents of the Company then in the custody of the Asset Manager; and

14.2.4           cooperate with the Company to provide an orderly management transition.

15.          Indemnification by the Company. The Company shall indemnify and hold harmless the Asset Manager and its Affiliates, including their respective officers, directors, partners, members, managers and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by any law. Notwithstanding the foregoing, the Asset Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 15 for any activity which the Asset Manager shall be required to indemnify or hold harmless the Company pursuant to Section 16. Any indemnification of the Asset Manager may be made only out of the net assets of the Company.

16.          Indemnification by Asset Manager. The Asset Manager shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Asset Manager’s fraud, willful misconduct or gross negligence, but the Asset Manager shall not be held responsible for any action of the Board, or an action taken by the Asset Manager on the request of the Board, in following or declining to follow any advice or recommendation given by the Asset Manager.

17.          Miscellaneous.

17.1         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company:

Cottonwood Multifamily Development REIT I, Inc.

Attn: Gregg Christensen

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

To the Asset Manager:

Cottonwood Capital Property Management II, LLC

Attn: Gregg Christensen
6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.1.

17.2         Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

17.3         Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4         Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Utah.

17.5         Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.6         Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.7         Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8         Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:	ASSET MANAGER:

COTTONWOOD MULTIFAMILY DEVELOPMENT REIT I, INC., a Maryland corporation	COTTONWOOD CAPITAL PROPERTY MANAGEMENT II, LLC, a Delaware limited liability company

By:	By:	Cottonwood Capital Holdings, LLC, a Delaware limited liability company, its sole member
Gregg Christensen, Executive Vice President

By:	Cottonwood Capital Management, Inc., a Maryland corporation, its sole member

By:
Gregg Christensen, Executive Vice President

[Exhibit 6.3 – Asset Management Agreement]